Exhibit 99.1

For Immediate Release

Contact: Kristen Joerger, kjoerger@scholastic.com, 212-389-3343

SCHOLASTIC NAMES KEN CLEARY SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

New York, NY – September 24, 2014 – Scholastic (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced the promotion of Ken Cleary to Senior Vice President and Chief Accounting Officer. In his new role, Mr. Cleary will be responsible for overseeing all corporate accounting, tax and internal audit functions, ensuring that all reporting is accurate and in compliance with government regulations. He will be a key executive within the Finance group, working closely with Financial Planning and Analysis, Investor Relations, and Treasury. He will also be a key partner for the business divisions, providing useful information to inform business decisions and drive results.

“I look forward to Ken’s continued success at Scholastic in his new role,” said Maureen O’Connell, Executive Vice President, Chief Administrative Officer and Chief Financial Officer. “Ken’s attention to detail, sharp business sense, and expertise in his field has contributed greatly over the past six years of his employment and make him the ideal person to perform this critical function for the Company.”

Mr. Cleary joined Scholastic in 2008 as Vice President, External Reporting and Compliance. Prior to joining the Company, he served as Senior Assistant Controller for The Hertz Corporation. He began his career as an auditor for KPMG before working at Sequa Corporation as Manager of Financial Reporting and then at Engelhard Corporation where he was Assistant Controller. Mr. Cleary earned his B.S. in Accounting from The College of New Jersey.

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